Exhibit 99.1

STAAR Surgical Reports Third Quarter Net Sales of $58.4 Million Up 24% Y/Y

Third Quarter ICL Sales Up 31% Y/Y and Units Up 29% Y/Y

Increases Full Year 2021 Net Sales Outlook to Range of $230 Million to $231 Million

LAKE FOREST, CA, November 3, 2021 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the third quarter ended October 1, 2021.

Third Quarter 2021 Overview

•	Quarterly Net Sales of $58.4 Million Up 24% from the Prior Year Quarter
•	Quarterly ICL Sales of $54.2 Million Up 31% from the Prior Year Quarter
•	Quarterly ICL Units Up 29% from the Prior Year Quarter
•	Gross Margin at 77.6% vs. 74.1% in the Prior Year Quarter
•	Net Income of $0.12 per Share vs. $0.08 in the Prior Year Quarter
•	Cash and Cash Equivalents Ended the Quarter at $196.2 Million Up from $152.5 Million in Q4 2020

“We experienced outstanding demand for our ICLs during the third quarter and achieved net sales above the high end of our previously provided outlook,” said Caren Mason, President and CEO of STAAR Surgical. “Enthusiasm for our implantable Collamer® lenses continues to grow and has never been higher.  In fact, orders for ICLs outstripped our supply of lenses in the quarter. With China being our largest market, our distributor’s inventory levels in China were drawn down to historically low levels to meet surgeon and patient demand. While we were able to meet 35% growth levels to the surgeon and patient community from our distributor inventory, we were only able to ship units equaling 19% growth to our distributor. COVID-related employment, production output and modest supply chain challenges impacted the quarter and resulted in a backlog of over 20,000 lenses at the end of the third quarter representing several million dollars of orders-in-house. Despite the challenges which we are addressing, we achieved global ICL unit growth up 29%, year over year, for the third quarter of 2021. ICL unit growth was up 44% in Japan, up 21% in South Korea, up 338% in India, up 25% in Germany, up 66% in the U.S. and up 32% in our hybrid distributor markets. In the U.S. our submission of clinical data for STAAR’s EVO ICL family of myopia lenses remains under customary interactive FDA review. While our expectation of pre-COVID approval timelines by the FDA has now passed, we remain confident regarding an approval of our PMA supplement.

Ms. Mason, concluded, “We are squarely focused on meeting the significant level of demand for our ICL lenses and achieving standard inventory level requirements in the coming quarters. Based on our analyses of demand and supply forecasts we are today raising our outlook for full year fiscal 2021 net sales to a range of $230 million to $231 million which represents growth of over 40% year-over-year. We are also reaffirming our previously communicated pre-COVID three-year outlook for 25%+ compound annual sales growth for fiscal 2020 through 2022 despite the 2020 COVID impacted growth rate of 9%.”

Financial Overview – Q3 2021

Net sales were $58.4 million for the third quarter of 2021, up 24% compared to $47.1 million reported in the prior year quarter. The sales increase was driven by ICL net sales and unit growth up 31% and 29%, respectively, as compared to the prior year period. ICL net sales were 93% of total net sales for the third quarter of 2021. Other Product Sales were $4.2 million, representing 7% of total net sales and decreased 25% compared to the prior year quarter due to lower sales of cataract IOLs and low margin injector parts.

Gross profit margin for the third quarter of 2021 was 77.6% compared to the prior year period of 74.1%. Factors positively impacting gross margin in the third quarter of 2021, as compared to the prior year period, include geographic sales mix and a decreased mix of injector part sales which carry a lower margin, partially offset by increased period costs associated with manufacturing projects.

Operating expenses for the third quarter of 2021 were $37.5 million compared to the prior year quarter of $30.0 million. The increase in total operating expenses was due to an overall increase in various functional areas to support higher net sales. General and administrative expenses were $11.0 million compared to the prior year quarter of $8.6 million. The increase in general and administrative expenses was due to increased compensation-related expenses and outside services. Selling and marketing expenses were $18.2 million compared to the prior year quarter of $12.6 million. The increase in selling and marketing expenses was due to increased advertising and promotional activities, compensation-related expenses and trade show expenses. Research and development expenses were $8.3 million compared to the prior year quarter of $8.8 million. The decrease in research and development expenses is primarily due to lower expenses associated with the EVO clinical trial in the U.S.

Net income for the third quarter of 2021 was $6.0 million or $0.12 per diluted share compared with net income of $3.9 million or $0.08 per diluted share for the prior year quarter. Adjusted Net Income for the third quarter of 2021 was $10.3 million or $0.21 per diluted share compared to $6.7 million or $0.14 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at October 1, 2021 totaled $196.2 million compared to $152.5 million at January 1, 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, November 3 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 249252), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 403818) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2021 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	October 1, 2021	January 1, 2021
Current assets:
Cash and cash equivalents	$196,246	$152,453
Accounts receivable trade, net	41,917	35,229
Inventories, net	16,518	18,111
Prepayments, deposits, and other current assets	9,264	10,625
Total current assets	263,945	216,418
Property, plant, and equipment, net	32,266	24,030
Finance lease right-of-use assets, net	45	596
Operating lease right-of-use assets, net	22,006	8,764
Intangible assets, net	232	270
Goodwill	1,786	1,786
Deferred income taxes	3,700	4,944
Other assets	625	608
Total assets	$324,605	$257,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,282	$1,379
Accounts payable	9,092	7,874
Obligations under finance leases	50	360
Obligations under operating leases	2,646	2,485
Allowance for sales returns	5,566	4,532
Other current liabilities	28,160	24,606
Total current liabilities	46,796	41,236
Obligations under finance leases	21	38
Obligations under operating leases	19,437	6,537
Deferred income taxes	222	222
Asset retirement obligations	205	221
Pension liability	8,816	11,940
Total liabilities	75,497	60,194

Stockholders' equity:
Common stock	476	464
Additional paid-in capital	368,572	338,194
Accumulated other comprehensive loss	(3,628)	(5,545)
Accumulated deficit	(116,312)	(135,891)
Total stockholders' equity	249,108	197,222
Total liabilities and stockholders' equity	$324,605	$257,416

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Nine Months Ended
	% of	October 1,	% of	October 2,	Fav (Unfav)		% of	October 1,	% of	October 2,	Fav (Unfav)
	Sales	2021	Sales	2020	Amount	%	Sales	2021	Sales	2020	Amount	%
Net sales	100.0%	$58,352	100.0%	$47,081	$11,271	23.9%	100.0%	$171,471	100.0%	$117,462	$54,009	46.0%

Cost of sales	22.4%	13,051	25.9%	12,210	(841)	-6.9%	22.1%	37,825	28.4%	33,401	(4,424)	-13.2%

Gross profit	77.6%	45,301	74.1%	34,871	10,430	29.9%	77.9%	133,646	71.6%	84,061	49,585	59.0%

Selling, general and administrative expenses:
General and administrative	18.9%	11,018	18.2%	8,589	(2,429)	-28.3%	19.0%	32,671	20.8%	24,406	(8,265)	-33.9%
Selling and marketing	31.1%	18,175	26.9%	12,649	(5,526)	-43.7%	29.3%	50,229	29.0%	34,003	(16,226)	-47.7%
Research and development	14.2%	8,271	18.6%	8,751	480	5.5%	14.5%	24,790	19.5%	22,960	(1,830)	-8.0%
Total selling, general, and administrative expenses	64.2%	37,464	63.7%	29,989	(7,475)	-24.9%	62.8%	107,690	69.3%	81,369	(26,321)	-32.3%

Operating income	13.4%	7,837	10.4%	4,882	2,955	60.5%	15.1%	25,956	2.3%	2,692	23,264	864.2%

Other income (expense):
Interest income (expense), net	0.0%	(23)	0.0%	1	(24)	-2400.0%	0.0%	(35)	0.2%	237	(272)	-114.8%
Gain (loss) on foreign currency transactions	-1.1%	(610)	1.0%	468	(1,078)	-230.3%	-1.2%	(2,040)	0.3%	388	(2,428)	-625.8%
Royalty income	0.3%	185	0.2%	93	92	98.9%	0.3%	496	0.2%	239	257	107.5%
Other expense, net	0.0%	(13)	-0.1%	(63)	50	79.4%	0.0%	(47)	0.0%	(83)	36	43.4%
Total other income (expense), net	-0.8%	(461)	1.1%	499	(960)	-192.4%	-0.9%	(1,626)	0.7%	781	(2,407)	-308.2%

Income before provision for income taxes	12.6%	7,376	11.5%	5,381	1,995	37.1%	14.2%	24,330	3.0%	3,473	20,857	600.5%

Provision for income taxes	2.3%	1,356	3.2%	1,489	133	8.9%	2.8%	4,751	0.8%	887	(3,864)	-435.6%

Net income	10.3%	$6,020	8.3%	$3,892	$2,128	54.7%	11.4%	$19,579	2.2%	$2,586	$16,993	657.1%

Net income per share - basic		$0.13		$0.08				$0.42		$0.06
Net income per share - diluted		$0.12		$0.08				$0.40		$0.05

Weighted average shares outstanding - basic		47,483		45,903				47,064		45,394
Weighted average shares outstanding - diluted		49,592		48,180				49,448		47,589

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$6,020	$3,892	$19,579	$2,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	917	758	2,671	2,276
Amortization of long-lived intangibles	9	9	26	26
Deferred income taxes	-	154	845	(1,215)
Change in net pension liability	118	146	91	522
Stock-based compensation expense	3,663	3,126	10,985	8,965
Loss on disposal of property and equipment	-	-	2	3
Provision for sales returns and bad debts	137	210	1,069	815
Inventory provision	400	379	1,097	1,195
Changes in working capital:
Accounts receivable	6,725	(2,566)	(7,072)	(10,975)
Inventories	(937)	(421)	1,301	(1,353)
Prepayments, deposits and other current assets	1,595	1,536	1,288	(636)
Accounts payable	228	(954)	(40)	(657)
Other current liabilities	3,441	3,320	3,622	(151)
Net cash provided by operating activities	22,316	9,589	35,464	1,401

Cash flows from investing activities:
Acquisition of property and equipment	(3,273)	(2,049)	(8,956)	(6,259)
Net cash used in investing activities	(3,273)	(2,049)	(8,956)	(6,259)

Cash flows from financing activities:
Repayment on line of credit	-	(3)	-	(511)
Repayment of finance lease obligations	(36)	(109)	(314)	(455)
Proceeds from vested restricted stock and exercise of stock options	4,212	4,429	18,323	13,987
Net cash provided by financing activities	4,176	4,317	18,009	13,021

Effect of exchange rate changes on cash and cash equivalents	(56)	166	(724)	207

Increase in cash and cash equivalents	23,163	12,023	43,793	8,370
Cash and cash equivalents, at beginning of the period	173,083	116,315	152,453	119,968
Cash and cash equivalents, at end of the period	$196,246	$128,338	$196,246	$128,338

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	2021	2020	2021	2020
Net income (as reported)	$6,020	$3,892	$19,579	$2,586
Less:
Foreign currency impact	610	(468)	2,040	(388)
Stock-based compensation expense	3,663	3,126	10,985	8,965
Valuation allowance adjustment	-	154	845	(1,215)
Net income (adjusted)	$10,293	$6,704	$33,449	$9,948

Net income per share, basic (as reported)	$0.13	$0.08	$0.42	$0.06
Foreign currency impact	0.01	(0.01)	0.04	(0.01)
Stock-based compensation expense	0.08	0.08	0.23	0.20
Valuation allowance adjustment	-	-	0.02	(0.03)
Net income per share, basic (adjusted)	$0.22	$0.15	$0.71	$0.22

Net income per share, diluted (as reported)	$0.12	$0.08	$0.40	$0.05
Foreign currency impact	0.01	(0.01)	0.04	(0.01)
Stock-based compensation expense	0.08	0.07	0.22	0.19
Valuation allowance adjustment	-	-	0.02	(0.02)
Net income per share, diluted (adjusted)	$0.21	$0.14	$0.68	$0.21

Weighted average shares outstanding - Basic	47,483	45,903	47,064	45,394
Weighted average shares outstanding - Diluted	49,592	48,180	49,448	47,589

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
		Effect of	Constant		As Reported		Constant Currency
Sales	2021	Currency	Currency	2020	$ Change	% Change	$ Change	% Change
ICL	$54,153	$117	$54,270	$41,493	$12,660	30.5%	$12,777	30.8%

Cataract IOL	2,525	50	2,575	3,325	(800)	-24.1%	(750)	-22.6%
Other	1,674	59	1,733	2,263	(589)	-26.0%	(530)	-23.4%
Other Products	4,199	109	4,308	5,588	(1,389)	-24.9%	(1,280)	-22.9%

Total Sales	$58,352	$226	$58,578	$47,081	$11,271	23.9%	$11,497	24.4%

	Nine Months Ended
		Effect of	Constant		As Reported		Constant Currency
Sales	2021	Currency	Currency	2020	$ Change	% Change	$ Change	% Change
ICL	$159,889	$(1,605)	$158,284	$101,561	$58,328	57.4%	$56,723	55.9%

Cataract IOL	9,324	(182)	9,142	9,880	(556)	-5.6%	(738)	-7.5%
Other	2,258	70	2,328	6,021	(3,763)	-62.5%	(3,693)	-61.3%
Other Products	11,582	(112)	11,470	15,901	(4,319)	-27.2%	(4,431)	-27.9%

Total Sales	$171,471	$(1,717)	$169,754	$117,462	$54,009	46.0%	$52,292	44.5%